PAPA JOHNS ANNOUNCES SECOND QUARTER 2022 FINANCIAL RESULTS; INCREASES CASH DIVIDEND BY 20%

Louisville, Kentucky (August 4, 2022) – Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced financial results for the second quarter ended June 26, 2022.

Highlights

•Total revenues increased 1.5% to $522.7 million in the second quarter versus prior year second quarter. Revenues increased 5.2% excluding the impact of refranchising 90 restaurants in the first quarter of 2022.
•Comparable sales increased 0.9% in North America and decreased 8.0% Internationally, lapping prior year gains of 5.2% and 21.2%, respectively.
•Global system-wide restaurant sales were $1.2 billion, a 2.6%1 increase over the prior year second quarter.
•47 net unit openings in the second quarter driven by International openings; expected net unit openings in 2022 remain between 280 to 320 units.
•Earnings per diluted share of $0.70; non-GAAP adjusted diluted earnings per share of $0.74 excluding Special items, compared with $0.93 a year ago.
•Announced 20% increase in annual dividend rate to $1.68 per share; declared third quarter dividend of $0.42 per share.

“Papa Johns delivered a 12th consecutive quarter of positive North American comparable sales in the second quarter, building on gains of more than 30% over the two years prior,” said President and CEO Rob Lynch. “Our momentum over the past three years is the direct result of our differentiated brand, menu innovations and digital investments which focus on delivering premium value for our customers. The proven agility of our business model, our scale and our data advantage give us confidence in our ability to sustain positive North American comps in the second half of this year and into the future as we continue to navigate a dynamic macroeconomic environment.”

1 Excludes the impact of foreign currency and previously disclosed franchisee suspended restaurants.

Lower year-over-year net income and earnings per diluted share in the second quarter primarily reflected further acceleration in commodity costs and labor inflation, in addition to lower international sales. The decrease in international sales was largely attributable to softening economic conditions in the UK.

“Like companies across our industry and the global economy, we are experiencing high inflation coupled with lapping economic stimulus a year ago,” continued Lynch. “While we expect these headwinds to persist into the second half of 2022, the targeted actions we are taking today are focused on optimizing results in the near term, while leaning into our differentiated strategy and securing our growing market share position for the long term. When current headwinds eventually normalize, we will be in a significantly better position for long-term growth and margin accretion.”

Based on its resilient cash flow profile and strong balance sheet, the Company announced a 20% increase in the annual dividend rate to $1.68 per share. During the second quarter, Papa Johns also repurchased approximately $42.8 million of its outstanding shares under its current share repurchase authorization.

“The foundation of our strategy and success remains in providing better value to our customers, our franchisees and our team members. We will continue driving long-term shareholder value through winning innovations, accelerating unit growth, increasing operations productivity, and making strategic capital investments,” concluded Lynch.

Financial Highlights

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	June 26, 2022	June 27, 2021	Increase (Decrease)	June 26, 2022	June 27, 2021	Increase (Decrease)
Revenue	$522,665	$515,008	$7,657	$1,065,357	$1,026,754	$38,603
Operating income	$38,904	$44,637	$(5,733)	$53,339	$91,499	$(38,160)
Adjusted operating income(a)	$40,411	$47,965	$(7,554)	$85,642	$98,710	$(13,068)
Net income	$25,433	$32,254	$(6,821)	$35,927	$66,137	$(30,210)
Diluted (loss) earnings per share	$0.70	$(2.30)	$3.00	$0.99	$(1.47)	$2.46
Adjusted diluted earnings per share(a)	$0.74	$0.93	$(0.19)	$1.69	$1.94	$(0.25)

(a) Adjusted operating income and adjusted diluted earnings per share are non-GAAP measures that exclude “Special items,” which impact comparability. Please see the “Reconciliation of Non-GAAP Financial Measures” below.

Revenues

Consolidated total revenues of $522.7 million increased $7.7 million, or 1.5%, in the second quarter of 2022 compared with the prior year. Excluding the impact of refranchising 90 restaurants in the first quarter of 2022, consolidated total revenues increased $25.6 million, or 5.2%. The higher total revenues is primarily the result of a 17.5% increase in commissary sales tied to accelerating commodity inflation.

For the second quarter of 2022, global system-wide restaurant sales were $1.2 billion, up 2.6% (excluding the impact of foreign currency and previously disclosed franchisee suspended restaurants) from a year ago.

Operating Results

Consolidated operating income of $38.9 million for the second quarter of 2022 decreased $5.7 million compared with the second quarter last year. Excluding Special items discussed in “Reconciliation of Non-GAAP Financial Measures” below, adjusted operating income was $40.4 million, down $7.6 million from the prior year comparable period.

Diluted earnings per share was $0.70 for the second quarter of 2022 compared with a loss of $2.30 in the second quarter of 2021. Excluding the impact of Special items, adjusted diluted earnings per share was $0.74 representing a decrease of $0.19 compared with the same period a year ago. The decrease in both adjusted operating income and adjusted diluted earnings per share was attributable to the acceleration in commodity costs, wage inflation and a contracting market in the UK, somewhat offset by net unit growth, positive North America comparable sales and lower general and administrative expenses.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and six months ended June 26, 2022.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the second quarter and six months ended June 26, 2022, compared with the second quarter and six months ended June 27, 2021 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Six Months Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Comparable sales growth (decline):
Domestic Company-owned restaurants	(1.5)%	5.6%	(1.3)%	13.8%
North America franchised restaurants	1.4%	5.2%	2.1%	15.1%
North America restaurants	0.9%	5.2%	1.4%	14.8%
International restaurants	(8.0)%	21.2%	(3.6)%	22.2%
Total comparable sales growth(a)	(1.4)%	9.0%	0.1%	16.6%
System-wide restaurant sales growth:
(excluding the impact of foreign currency)
Domestic Company-owned restaurants	1.2%	5.2%	8.9%	13.1%
North America franchised restaurants	2.7%	6.4%	1.4%	15.8%
North America restaurants	2.4%	6.2%	2.8%	15.2%
International restaurants	3.4%	35.7%	8.3%	32.2%
Total global system-wide restaurant sales growth(a)	2.6%	12.2%	4.2%	19.0%

(a) The three and six months periods ended June 26, 2022 excludes the impact of franchisee suspended restaurants.

Global Restaurant Unit Data

As of June 26, 2022, there were 5,571 Papa Johns restaurants operating in 49 countries and territories, as follows:

Second Quarter	Domestic Company Owned		Franchised North America	Total North America		International(a)	System-wide
Beginning - March 27, 2022	608		2,746	3,354		2,170	5,524
Opened	1		17	18		72	90
Closed	—		(16)	(16)		(27)	(43)
Refranchised	(90)		90	—		—	—
Ending - June 26, 2022	519	—	2,837	3,356	—	2,215	5,571
Net Unit Growth	(89)		91	2		45	47
Trailing four quarters net store growth/(decline)	(70)		117	47		189	236

(a) Excludes franchisee suspended restaurants.

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment and dividends paid to preferred shareholders, was $14.8 million for the six months ended June 26, 2022, compared with $100.1 million in the prior year period. The year over year change primarily reflects lower cash flow from operating activities as a result of overall business performance and lower accrued expenses, as well as increases in purchases of property and equipment.

	Six Months Ended
	June 26, 2022	June 27, 2021
Net cash provided by operating activities	$45,585	$128,030
Purchases of property and equipment	(30,744)	(21,543)
Dividends paid to preferred shareholders (1)	—	(6,394)
Free cash flow	$14,841	$100,093

(1) This does not include the cash consideration paid for the repurchase and conversion of the Series B Preferred Stock. See “Repurchase and Conversion of Series B Preferred Stock” below for additional information.

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend and Share Repurchases

The Company paid cash dividends of $12.5 million ($0.35 per common share) in the second quarter of 2022. On August 2, 2022, our Board of Directors declared a second quarter dividend of $0.42 per common share, representing a 20% increase from the previous dividend. The dividend will be paid on August 26, 2022 to stockholders of record as of the close of business on August 15, 2022.

During the second quarter of 2022, the Company repurchased 452,206 shares of common stock for $42.8 million pursuant to its share repurchase program. As of July 29, 2022, the Company had $329.8 million remaining available for repurchase under the outstanding authorization.

Conference Call

Papa Johns will host a call with analysts today, August 4, 2022, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns
Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,500 restaurants in 49 countries and territories. For more information about the Company or to order pizza online, visit www.PapaJohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the economic environment, the financial impact of the temporary business opportunities, disruptions and temporary changes in demand we are experiencing related to the current outbreak of the coronavirus pandemic and the related restrictions, commodity and labor costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, the duration of changes in consumer behavior caused by the pandemic, labor shortages and price increases, inflation, royalty relief, the effectiveness of our menu innovations and other business initiatives, marketing efforts, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: our ability to manage difficulties and opportunities associated with or related to the coronavirus pandemic, including governmental restrictions, changes in consumer demand or behavior, vaccine mandates and changing governmental programs and regulations relating to the pandemic; labor shortages at company and/or franchised stores and our quality control centers; increases in labor costs, food costs or sustained higher other operating costs, including as a result of supply chain disruption, inflation or climate change; the potential for delayed new store openings, both domestically and internationally; the increased risk of phishing, ransomware and other cyber-attacks; and risks to the global economy and our business related to the conflict in Ukraine. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 26, 2021 as updated by those included in our Quarterly Report on Form 10-Q for the quarter ended June 26, 2022. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the company, please visit www.papajohns.com.

Contacts:

Papa Johns Investor Relations
investor_relations@papajohns.com

Supplemental Information and Financial Statements

Definition

“Comparable sales” represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. “Global system-wide restaurant sales” represents total restaurant sales for all company-owned and franchised stores open during the comparable periods, and “Global system-wide restaurant sales growth” represents the change in such sales year-over-year. We believe North America, international and global restaurant and comparable sales growth and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Reconciliation of Non-GAAP Financial Measures

The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. The non-GAAP adjusted results shown below and within this press release, which exclude the items in the table below (collectively defined as “Special items”), should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to current year results. In addition, management uses these metrics to evaluate the Company’s underlying operating performance and to analyze trends.

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021

GAAP operating income	$38,904	$44,637	$53,339	$91,499
Refranchising and impairment loss (1)	—	—	25,796	—
Legal settlement (2)	—	—	5,000	—
Strategic corporate reorganization costs (3)	—	3,328	—	7,211
Other costs (4)	1,507	—	1,507	—
Adjusted operating income	$40,411	$47,965	$85,642	$98,710

GAAP net income attributable to common shareholders	$25,240	$(79,898)	$35,693	$(49,542)
Refranchising and impairment loss (1)	—	—	25,796	—
Legal settlement (2)	—	—	5,000	—
Strategic corporate reorganization costs (3)	—	3,328	—	7,211
Other costs (4)	1,507	—	1,507	—
Repurchase and conversion of Series B Preferred Stock	—	109,852	—	109,852
Tax effect of Non-GAAP adjustment on special items (4)	(339)	(745)	(7,269)	(1,615)
Adjusted net income attributable to common shareholders	$26,408	$32,537	$60,727	$65,906

GAAP diluted earnings per common share	$0.70	$(2.30)	$0.99	$(1.47)
Refranchising and impairment loss (1)	—	—	0.72	—
Legal settlement (2)	—	—	0.14	—
Strategic corporate reorganization costs (3)	—	0.10	—	0.22
Other costs (4)	0.05	—	0.04	—
Repurchase and conversion of Series B Preferred Stock	—	3.15	—	3.23
Tax effect of Non-GAAP adjustment on special items (5)	(0.01)	(0.02)	(0.20)	(0.04)
Adjusted diluted earnings per common share	$0.74	$0.93	$1.69	$1.94

(Note) The above table does not include the impact of allocation of undistributed earnings to participating securities for Special items.

1.Includes on a pre-tax basis (a) a one-time, non-cash charge of $8.4 million ($0.23 loss per diluted share) associated with the refranchising of the Company’s controlling interests in a 90-restaurant joint venture, recorded as Refranchising and impairment loss; and (b) $17.4 million ($0.48 loss per diluted share) in one-time, non-cash expense related to the reserve of certain loans and impairment of reacquired franchised rights related to the conflict in Ukraine and subsequent international government actions and sanctions, which were recorded as Refranchising and impairment loss of $2.8 million and General and administrative expenses of $14.6 million.
2.Represents an accrual for a legal settlement, recorded in General and administrative expenses.

3.Represents strategic corporate reorganization costs associated with our new office in Atlanta, Georgia.
4.Other costs of $1.5 million for the second quarter of 2022 include advisory fees and severance costs associated with the transition of certain executives.
5.The tax effect for Special items was calculated by applying the marginal tax rate of 22.5% and 22.4% for the three months ended June 26, 2022 and June 27, 2021.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	June 26, 2022	December 26, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,124	$70,610
Accounts receivable, net	87,495	81,370
Notes receivable, current portion	8,333	12,352
Income tax receivable	4,017	9,386
Inventories	38,076	34,981
Prepaid expenses and other current assets	49,743	46,310
Total current assets	239,788	255,009
Property and equipment, net	225,382	223,856
Finance lease right-of-use assets, net	18,642	20,907
Operating lease right-of-use assets	176,719	176,256
Notes receivable, less current portion, net	19,703	35,504
Goodwill	70,731	80,632
Deferred income taxes	8,657	5,156
Other assets	76,650	88,384
Total assets	$836,272	$885,704

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$40,845	$28,092
Income and other taxes payable	16,785	19,996
Accrued expenses and other current liabilities	146,213	190,116
Current deferred revenue	19,925	21,700
Current finance lease liabilities	5,224	4,977
Current operating lease liabilities	21,485	22,543
Total current liabilities	250,477	287,424
Deferred revenue	23,633	13,846
Long-term finance lease liabilities	14,252	16,580
Long-term operating lease liabilities	164,336	160,672
Long-term debt, less current portion, net	536,446	480,730
Deferred income taxes	236	258
Other long-term liabilities	79,516	93,154
Total liabilities	1,068,896	1,052,664

Redeemable noncontrolling interests	1,174	5,498

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,096 at June 26, 2022 and 49,002 at December 26, 2021)	491	490
Additional paid-in capital	442,255	445,126
Accumulated other comprehensive loss	(11,034)	(9,971)
Retained earnings	193,934	183,157
Treasury stock (13,848 shares at June 26, 2022 and 13,205 shares at December 26, 2021, at cost)	(875,205)	(806,472)
Total stockholders’ deficit	(249,559)	(187,670)
Noncontrolling interests in subsidiaries	15,761	15,212
Total Stockholders’ deficit	(233,798)	(172,458)
Total liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$836,272	$885,704

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021

Revenues:
Domestic Company-owned restaurant sales	$171,411	$196,124	$370,176	$393,358
North America franchise royalties and fees	34,917	32,475	69,185	65,190
North America commissary revenues	219,383	186,641	429,062	371,519
International revenues	31,958	37,614	66,575	72,221
Other revenues	64,996	62,154	130,359	124,466
Total revenues	522,665	515,008	1,065,357	1,026,754
Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic Company-owned restaurant expenses	142,026	154,293	303,687	310,181
North America commissary expenses	204,470	172,227	401,560	342,911
International expenses	19,236	21,430	39,150	41,048
Other expenses	60,648	56,246	121,203	112,053
General and administrative expenses	44,646	53,698	110,584	103,709
Depreciation and amortization	12,735	12,477	24,674	25,353
Total costs and expenses	483,761	470,371	1,000,858	935,255
Refranchising and impairment loss	—	—	(11,160)	—
Operating income	38,904	44,637	53,339	91,499
Net interest expense	(6,081)	(3,649)	(10,344)	(7,296)
Income before income taxes	32,823	40,988	42,995	84,203
Income tax expense (benefit)	7,093	7,398	5,838	15,330
Net income before attribution to noncontrolling interests	25,730	33,590	37,157	68,873
Net income attributable to noncontrolling interests	(297)	(1,336)	(1,230)	(2,736)
Net income attributable to the Company	$25,433	$32,254	$35,927	$66,137

Calculation of net income for earnings per share:
Net income attributable to the Company	$25,433	$32,254	$35,927	$66,137
Dividends on redemption of Series B Convertible Preferred Stock	—	(109,852)	—	(109,852)
Dividends paid to participating securities	(82)	(2,300)	(141)	(5,827)
Net income attributable to participating securities	(111)	—	(93)	—
Net income attributable to common shareholders	$25,240	$(79,898)	$35,693	$(49,542)

Basic earnings per common share	$0.71	$(2.30)	$1.00	$(1.47)
Diluted earnings per common share	$0.70	$(2.30)	$0.99	$(1.47)

Basic weighted average common shares outstanding	35,624	34,729	35,775	33,739
Diluted weighted average common shares outstanding	35,824	34,729	36,032	33,739

Dividends declared per common share	$0.350	$0.225	$0.700	$0.450

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
(In thousands)	June 26, 2022	June 27, 2021

Operating activities
Net income before attribution to noncontrolling interests	$37,157	$68,873
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for allowance for credit losses on accounts and notes receivable	15,558	(1,200)
Depreciation and amortization	24,674	25,353
Refranchising and impairment loss	11,160	—
Deferred income taxes	(2,993)	(1,397)
Stock-based compensation expense	9,100	8,202
Other	(2,071)	467
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,177)	13,299
Income tax receivable	5,369	189
Inventories	(3,815)	430
Prepaid expenses and other current assets	(3,901)	1,092
Other assets and liabilities	(5,379)	(11,380)
Accounts payable	12,742	(5,874)
Income and other taxes payable	(3,175)	18,500
Accrued expenses and other current liabilities	(37,456)	12,123
Deferred revenue	(2,208)	(647)
Net cash provided by operating activities	45,585	128,030
Investing activities
Purchases of property and equipment	(30,744)	(21,543)
Notes issued	(1,098)	(5,263)
Repayments of notes issued	6,743	7,922
Acquisitions, net of cash acquired	(1,250)	(699)
Proceeds from refranchising, net of cash transferred	13,588	—
Other	238	116
Net cash used in investing activities	(12,523)	(19,467)
Financing activities
Net proceeds of revolving credit facilities	55,000	85,000
Proceeds from exercise of stock options	1,908	8,100
Repurchase of Series B Convertible Preferred Stock	—	(188,647)
Acquisition of Company common stock	(75,471)	(8,188)
Dividends paid to common stockholders	(25,101)	(14,844)
Dividends paid to preferred stockholders	—	(6,394)
Tax payments for equity award issuances	(7,526)	(3,887)
Distributions to noncontrolling interests	(835)	(2,320)
Repayments of term loan	—	(10,000)
Other	1,348	(1,691)
Net cash used in financing activities	(50,677)	(142,871)
Effect of exchange rate changes on cash and cash equivalents	(871)	317
Change in cash and cash equivalents	(18,486)	(33,991)
Cash and cash equivalents at beginning of period	70,610	130,204
Cash and cash equivalents at end of period	$52,124	$96,213